As filed with the Securities and Exchange Commission on August 12, 2024
1933 Act Registration No. 333-278299
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM N-14
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Pre-Effective Amendment No. ___	☐
Post-Effective Amendment No. 1	☒
(Check appropriate box or boxes)
Thrivent Series Fund, Inc.
(Exact Name of Registrant as Specified in Charter)

901 Marquette Avenue, Suite 2500
Minneapolis, Minnesota 55402-3211
(Address of Principal Executive Offices)

(612) 844-7190
(Registrant’s Telephone Number, including Area Code)

John D. Jackson
Secretary and Chief Legal Officer
Thrivent Series Fund, Inc.
901 Marquette Avenue, Suite 2500
Minneapolis, Minnesota 55402-3211
(Name and Address of Agent for Service)
It is proposed that this filing will become effective immediately pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”).
Explanatory Note: This Post-Effective Amendment No. 1 to the Thrivent Series Fund, Inc. Registration Statement on Form N-14 hereby incorporates by reference such Registration Statement, in the form filed on May 9, 2024 pursuant to Rule 497 of the Securities Act. This Post-Effective Amendment No. 1 is being filed for the purpose of adding the executed Agreement and Plan of Reorganization and the executed opinion of counsel as to tax matters and consequences to shareholders related to the reorganization of Thrivent Low Volatility Equity Portfolio into Thrivent Global Stock Portfolio.

Thrivent Series Fund, Inc.
PART C: OTHER INFORMATION
Item 15.
Indemnification
Section 4.01 of Registrant’s First Amended and Restated Bylaws, filed as an Exhibit to this Registration Statement, contains provisions requiring the indemnification by Registrant of its directors, officers and certain others under certain conditions. If so required, Registrant shall indemnify its trustees, officers or employees for such expenses whether or not there is an adjudication of liability, if, pursuant to Investment Company Act Release 11330, a determination is made that such person is entitled to indemnification by: (i) final decision of the court before which the proceeding was brought; or (ii) in the absence of such a decision, a reasonable determination, based on factual review, that the person is entitled to indemnification is made by: (a) a majority vote of disinterested, independent trustees; or (b) independent legal counsel in a written opinion.
Advancement of expenses incurred in defending such actions may be made pursuant to Release 11330, provided that the person undertakes to repay the advance unless it is ultimately determined that such person is entitled to indemnification and one or more of the following conditions is met: (1) the person provides security for the undertaking; (2) Registrant is insured against losses arising by reason of any lawful advances; or (3) a majority of disinterested non-party trustees or independent legal counsel in a written opinion determines, based on review of readily available facts, that there is reason to believe the person ultimately will be found entitled to indemnification.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Registrant, pursuant to the foregoing provisions or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director or officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person of Registrant in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
Registrant and its officers, employees, and agents are insured under the fidelity bond required by Rule 17g-1 of the Investment Company Act of 1940.
Item 16.
Exhibits

1.1
Articles of Incorporation of the Registrant, incorporated by reference from Post-Effective Amendment No. 22 to the registration statement of LB Series Fund, Inc., file no. 33-3677, filed April 27, 1998.

1.2
Amendment to Articles of Incorporation adding Article VIII, incorporated by reference from Post-Effective
Amendment No. 22 to the registration statement of LB Series Fund, Inc., file no. 33-3677, filed April 27, 1998.

1.3
Amendment to Articles of Incorporation changing Registrant’s name, incorporated by reference from Post-
Effective Amendment No. 22 to the registration statement of LB Series Fund, Inc., file no. 33-3677, filed April 27,
1998.

1.4
Amendment to Articles of Incorporation increasing authorized shares, incorporated by reference from initial Form
N-14 registration statement of LB Series Fund, Inc., file no. 333-111964, filed January 16, 2004.

1.5
Amendment to Articles of Incorporation changing Registrant’s name, incorporated by reference from Post-
Effective Amendment No. 1 to the registration statement on Form N-14 of Thrivent Series Fund, Inc., file no. 333-
111912, filed on May 14, 2004.

2	Restated Bylaws of the Registrant, incorporated by reference from Post-Effective Amendment No. 45 to the registration statement of Thrivent Series Fund, Inc. file no. 33-3677, filed on April 26, 2012.
3	Not Applicable.
4	Agreement and Plan of Reorganization, filed herewith.
5	Not Applicable.

6.1
Investment Advisory Agreement between the Registrant and Thrivent Financial for Lutherans (“Thrivent”),
incorporated by reference from Post-Effective Amendment No. 27 to the registration statement of LB Series
Fund, Inc., file no. 33-3677, filed April 30, 2002.

6.2
Amendment No. 1 to Investment Advisory Agreement between the Registrant and Thrivent, incorporated by reference from Pre-Effective Amendment No. 1 to the registration statement on Form N-14 of LB Series Fund,
Inc., file no. 333-111964, filed February 26, 2004.

6.3
Amendment No. 2 to Investment Advisory Agreement between the Registrant and Thrivent, incorporated by reference from Post-Effective Amendment No. 62 to the registration statement of Thrivent Series Fund, Inc. file
no. 33-3677, filed on April 30, 2019.

6.4
Amendment No. 3 to Investment Advisory Agreement between the Registrant and Thrivent, incorporated by reference from Post-Effective Amendment No. 35 to the registration statement of Thrivent Series Fund, Inc., file
no. 33-3677, filed on April 22, 2005.

6.5
Amendment No. 4 to Investment Advisory Agreement between the Registrant and Thrivent, incorporated by reference from Post-Effective Amendment No. 39 to the registration statement of Thrivent Series Fund, Inc., file
no. 33-3677, filed on April 25, 2008.

6.6
Amendment No. 5 to Investment Advisory Agreement between the Registrant and Thrivent, incorporated by reference from Post-Effective Amendment No. 41 to the registration statement of Thrivent Series Fund, Inc., file
no. 33-3677, filed on February 16, 2010.

6.7
Amendment No. 6 to Investment Advisory Agreement between the Registrant and Thrivent, incorporated by reference from Post-Effective Amendment No. 41 to the registration statement of Thrivent Series Fund, Inc., file
no. 33-3677, filed on February 16, 2010.

6.8
Amendment No. 7 to Investment Advisory Agreement between the Registrant and Thrivent, incorporated by reference from Post-Effective Amendment No. 47 to the registration statement of Thrivent Series Fund, Inc. file
no. 33-3677, filed on April 29, 2013.

6.9
Amendment No. 8 to Investment Advisory Agreement between the Registrant and Thrivent, incorporated by reference from Post-Effective Amendment No. 49 to the registration statement of Thrivent Series Fund, Inc. file
no. 33-3677, filed on April 29, 2014.

6.10
Amendment No. 9 to Investment Advisory Agreement between the Registrant and Thrivent, incorporated by reference from Post-Effective Amendment No. 53 to the registration statement of Thrivent Series Fund, Inc. file
no. 33-3677, filed on April 29, 2016.

6.11
Amendment No. 10 to Investment Advisory Agreement between the Registrant and Thrivent, incorporated by reference from Post-Effective Amendment No. 53 to the registration statement of Thrivent Series Fund, Inc. file
no. 33-3677, filed on April 29, 2016.

6.12
Amendment No. 11 to Investment Advisory Agreement between the Registrant and Thrivent, incorporated by reference from Post-Effective Amendment No. 53 to the registration statement of Thrivent Series Fund, Inc. file
no. 33-3677, filed on April 29, 2016.

6.13
Amendment No. 12 to Investment Advisory Agreement between the Registrant and Thrivent, incorporated by reference from Post-Effective Amendment No. 53 to the registration statement of Thrivent Series Fund, Inc. file
no. 33-3677, filed on April 29, 2016.

6.14
Amendment No. 13 to Investment Advisory Agreement between the Registrant and Thrivent, incorporated by reference from Post-Effective Amendment No. 56 to the registration statement of Thrivent Series Fund, Inc. file
no. 33-3677, filed on April 28, 2017.

6.15
Amendment No. 14 to Investment Advisory Agreement between the Registrant and Thrivent, incorporated by reference from Post-Effective Amendment No. 56 to the registration statement of Thrivent Series Fund, Inc. file
no. 33-3677, filed on April 28, 2017.

6.16
Amendment No. 15 to Investment Advisory Agreement between the Registrant and Thrivent, incorporated by reference from Post-Effective Amendment No. 59 to the registration statement of Thrivent Series Fund, Inc. file
no. 33-3677, filed on February 12, 2018.

6.17
Amendment No. 16 to Investment Advisory Agreement between the Registrant and Thrivent, incorporated by reference from Post-Effective Amendment No. 1 to the registration statement on Form N-14 of Thrivent Series
Fund, Inc., file no. 333-224008, filed on July 3, 2018.

6.18
Amendment No. 17 to Investment Advisory Agreement between the Registrant and Thrivent, incorporated by reference from Post-Effective Amendment No. 62 to the registration statement of Thrivent Series Fund, Inc. file
no. 33-3677, filed on April 30, 2019.

6.19
Amendment No. 18 to Investment Advisory Agreement between the Registrant and Thrivent, incorporated by reference to Post-Effective Amendment No. 64 to the registration statement of Thrivent Series Fund, Inc., file no.
33-3677, filed on January 28, 2020.

6.20
Amendment No. 19 to Investment Advisory Agreement between the Registrant and Thrivent, incorporated by reference from Post-Effective Amendment No. 65 to the registration statement of Thrivent Series Fund, Inc., file
no. 33-3677, filed on April 29, 2020.

6.21
Amendment No. 20 to Investment Advisory Agreement between the Registrant and Thrivent, incorporated by reference from Post-Effective Amendment No. 1 to the registration statement on Form N-14 of Thrivent Series
Fund, Inc. file no. 333-239402, filed on September 14, 2020.

6.22
Amendment No. 21 to Investment Advisory Agreement between the Registrant and Thrivent, incorporated by reference from Post-Effective Amendment No. 68 to the registration statement of Thrivent Series Fund, Inc., file
no. 33-3677, filed on April 29, 2022.

6.23
Amendment No. 22 to Investment Advisory Agreement between the Registrant and Thrivent, incorporated by reference from Post-Effective Amendment No. 69 to the registration statement of Thrivent Series Fund, Inc., file
no. 33-3677, filed on April 28, 2023.

6.24
Amendment No. 23 to Investment Advisory Agreement between the Registrant and Thrivent, incorporated by reference from the registration statement on Form N-14 of Thrivent Series Fund, Inc., file no. 333-278299, filed on
March 28, 2024.

7.1
Distribution Agreement between Registrant and Thrivent Distributors, LLC, incorporated by reference from Post-
Effective Amendment No. 62 to the registration statement of Thrivent Series Fund, Inc., file no. 33-3677, filed on
April 30, 2019.

7.2
Amendment No. 1 to Distribution Agreement, incorporated by reference from Post-Effective Amendment No. 62 to the registration statement of Thrivent Series Fund, Inc. file no. 33-3677, filed on April 30, 2019.

7.3
Amendment No. 2 to Distribution Agreement, incorporated by reference from Post-Effective Amendment No. 65 to the registration statement of Thrivent Series Fund, Inc., file no. 33-3677, filed on April 29, 2020.

7.4
Amendment No. 3 to Distribution Agreement, incorporated by reference from Post-Effective Amendment No. 1 to the registration statement on Form N-14 of Thrivent Series Fund, Inc., file no. 333-239402, filed on
September 14, 2020.

7.5
Amendment No. 4 to Distribution Agreement, incorporated by reference from Post-Effective Amendment No. 69 to the registration statement of Thrivent Series Fund, Inc., file no. 33-3677, filed on April 28, 2023.

8	Not Applicable.
9.1
Master Custodian Agreement between the Registrant and State Street Bank and Trust Company (“State Street”),
incorporated by reference from Post-Effective Amendment No. 59 to the registration statement of Thrivent Series
Fund, Inc. file no. 33-3677, filed on February 12, 2018.

9.2
Letter Agreement, dated May 18, 2022, with State Street, incorporated by reference from Post-Effective
Amendment No. 69 to the registration statement of Thrivent Series Fund, Inc., file no. 33-3677, filed on April 28,
2023.

9.3
Amendment effective as of February 28, 2023, to Master Custodian Agreement, incorporated by reference from
Post-Effective Amendment No. 69 to the registration statement of Thrivent Series Fund, Inc., file no. 33-3677, filed on April 28, 2023.

9.4
Amendment effective as of April 30, 2023, to Master Custodian Agreement, incorporated by reference from Post-
Effective Amendment No. 69 to the registration statement of Thrivent Series Fund, Inc., file no. 33-3677, filed on
April 28, 2023.

10	Not Applicable.
11	Opinion and Consent of Counsel, incorporated by reference from the registration statement on Form N-14 of Thrivent Series Fund, Inc., file no. 333-278299, filed on March 28, 2024.
12	Opinion of counsel as to tax matters and consequences to shareholders, filed herewith.
13.1
Expense Reimbursement Letter Agreement effective April 30, 2023, incorporated by reference from Post-
Effective Amendment No. 69 to the registration statement of Thrivent Series Fund, Inc., file no. 33-3677, filed on
April 28, 2023.

13.2
Expense Reimbursement Letter Agreement effective January 1, 2024, incorporated by reference from the registration statement on Form N-14 of Thrivent Series Fund, Inc., file no. 333-278299, filed on March 28, 2024.

13.3
Expense Reimbursement Letter Agreement effective April 30, 2024, incorporated by reference from the registration statement on Form N-14 of Thrivent Series Fund, Inc., file no. 333-278299, filed on March 28, 2024.

13.4
Participation Agreement between Registrant and Thrivent (including its insurance separate accounts), incorporated by reference from Pre-Effective Amendment No. 1 to the registration statement on Form N-14 of LB
Series Fund, Inc., file no. 333-111964, filed February 26, 2004.

13.5	Amendment No. 1 to Participation Agreement, incorporated by reference from the registration statement on Form N-14 of Thrivent Series Fund, Inc., file no. 333-278299, filed on March 28, 2024.
13.6
Form of Participation Agreement among Registrant, Thrivent and other insurance companies, incorporated by reference from Post-Effective Amendment No. 60 to the registration statement of Thrivent Series Fund, Inc. file
no. 33-3677, filed on April 27, 2018.

13.7
Administrative Services Agreement between Registrant and Thrivent, incorporated by reference from Post-
Effective Amendment No. 40 to the registration statement of Thrivent Series Fund, Inc., file no. 33-3677, filed on
April 27, 2009.

13.8
Amendment No. 1 to Administrative Services Agreement, incorporated by reference from Post-Effective
Amendment No. 49 to the registration statement of Thrivent Series Fund, Inc. file no. 33-3677, filed on April 29,
2014.

13.9
Amendment No. 2 to Administrative Services Agreement, incorporated by reference from Post-Effective
Amendment No. 56 to the registration statement of Thrivent Series Fund, Inc. file no. 33-3677, filed on April 28,
2017.

13.10
Amendment No. 3 to Administrative Services Agreement, incorporated by reference from Post-Effective
Amendment No. 56 to the registration statement of Thrivent Series Fund, Inc. file no. 33-3677, filed on April 28,
2017.

13.11
Amendment No. 4 to Administrative Services Agreement, incorporated by reference from Post-Effective
Amendment No. 56 to the registration statement of Thrivent Series Fund, Inc. file no. 33-3677, filed on April 28,
2017.

13.12
Amendment No. 5 to Administrative Services Agreement, incorporated by reference from Post-Effective
Amendment No. 59 to the registration statement of Thrivent Series Fund, Inc. file no. 33-3677, filed on
February 12, 2018.

13.13
Amendment No. 6 to Administrative Services Agreement, incorporated by reference from Post-Effective
Amendment No. 1 to the registration statement on Form N-14 of Thrivent Series Fund, Inc., file no. 333-224008, filed on July 3, 2018.

13.14
Amendment No. 7 to Administrative Services Agreement, incorporated by reference from Post-Effective
Amendment No. 62 to the registration statement of Thrivent Series Fund, Inc. file no. 33-3677, filed on April 30,
2019.

13.15
Amendment No. 8 to Administrative Services Agreement, incorporated by reference from Post-Effective
Amendment No. 62 to the registration statement of Thrivent Series Fund, Inc. file no. 33-3677, filed on April 30,
2019.

13.16
Amendment No. 9 to Administrative Services Agreement, incorporated by reference to Post-Effective
Amendment No. 64 to the registration statement of Thrivent Series Fund, Inc., file no. 33-3677, filed on
January 28, 2020.

13.17
Amendment No. 10 to Administrative Services Agreement, incorporated by reference from Post-Effective
Amendment No. 65 to the registration statement of Thrivent Series Fund, Inc., file no. 33-3677, filed on April 29,
2020.

13.18
Amendment No. 11 to Administrative Services Agreement, incorporated by reference from Post-Effective
Amendment No. 1 to the registration statement on Form N-14 of Thrivent Series Fund, Inc. file no. 333-239402, filed on September 14, 2020.

13.19
Amendment No. 12 to Administrative Services Agreement, incorporated by reference from Post-Effective
Amendment No. 69 to the registration statement of Thrivent Series Fund, Inc., file no. 33-3677, filed on April 28,
2023.

13.20
Amendment No. 13 to Administrative Services Agreement, incorporated by reference from the registration statement on Form N-14 of Thrivent Series Fund, Inc., file no. 333-278299, filed on March 28, 2024.

13.21
Transfer Agency and Services Agreement between Registrant and Thrivent, incorporated by reference to Post-
Effective Amendment No. 64 to the registration statement of Thrivent Series Fund, Inc., file no. 33-3677, filed on
January 28, 2020.

13.22
Amendment No. 1 to Transfer Agency and Services Agreement, incorporated by reference from Post-Effective
Amendment No. 65 to the registration statement of Thrivent Series Fund, Inc., file no. 33-3677, filed on April 29,
2020.

13.23
Amendment No. 2 to Transfer Agency and Services Agreement, incorporated by reference from Post-Effective
Amendment No. 1 to the registration statement on Form N-14 of Thrivent Series Fund, Inc., file no. 333-239402, filed on September 14, 2020.

13.24
Amendment No. 3 to Transfer Agency and Services Agreement, incorporated by reference from Post-Effective
Amendment No. 69 to the registration statement of Thrivent Series Fund, Inc. file no. 33-3677, filed on April 28,
2023.

13.25
Agency Securities Lending Agreement between Registrant and Goldman Sachs Bank USA, incorporated by reference from Post-Effective Amendment No. 59 to the registration statement of Thrivent Series Fund, Inc. file
no. 33-3677, filed on February 12, 2018.

13.26
Amendment to Schedule 1 of Agency Securities Lending Agreement dated June 25, 2018, incorporated by reference from Post-Effective Amendment No. 1 to the registration statement on Form N-14 of Thrivent Series
Fund, Inc., file no. 333-224008, filed on July 3, 2018.

13.27
Amendment to Schedule 1 of Agency Securities Lending Agreement dated August 9, 2019, incorporated by reference from Post-Effective Amendment No. 65 to the registration statement of Thrivent Series Fund, Inc., file
no. 33-3677, filed on April 29, 2020.

13.28
Amendment to Schedule 1 of Agency Securities Lending Agreement dated February 28, 2020, incorporated by reference from Post-Effective Amendment No. 65 to the registration statement of Thrivent Series Fund, Inc., file
no. 33-3677, filed on April 29, 2020.

13.29
Amendment to Schedule 1 of Agency Securities Lending Agreement dated April 29, 2020, incorporated by reference from Post-Effective Amendment No. 65 to the registration statement of Thrivent Series Fund, Inc., file
no. 33-3677, filed on April 29, 2020.

13.30
Amendment to Schedule 1 of Agency Securities Lending Agreement dated August 31, 2020, incorporated by reference from Post-Effective Amendment No. 1 to the registration statement on Form N-14 of Thrivent Series
Fund, Inc., file no. 333-239402, filed on September 14, 2020.

13.31
Amendment to Schedule 1 of Agency Securities Lending Agreement dated October 6, 2020, incorporated by reference from Post-Effective Amendment No. 68 to the registration statement of Thrivent Series Fund, Inc., file
no. 33-3677, filed on April 29, 2022.

13.32
Amendment to Schedule 1 of Agency Securities Lending Agreement dated March 10, 2022, incorporated by reference from Post-Effective Amendment No. 68 to the registration statement of Thrivent Series Fund, Inc., file
no. 33-3677, filed on April 29, 2022.

13.33
Amendment to Schedule 1 of Agency Securities Lending Agreement dated February 1, 2023, incorporated by reference from Post-Effective Amendment No. 69 to the registration statement of Thrivent Series Fund, Inc., file
no. 33-3677, filed on April 28, 2023.

13.34
Amendment to Schedule 1 of Agency Securities Lending Agreement dated April 28, 2023, incorporated by reference from Post-Effective Amendment No. 69 to the registration statement of Thrivent Series Fund, Inc., file
no. 33-3677, filed on April 28, 2023.

14
Consent of Independent Registered Public Accounting Firm, incorporated by reference from the registration statement on Form N-14 of Thrivent Series Fund, Inc., file no. 333-278299, filed on March 28, 2024.

15	Not Applicable.
16	Powers of Attorney, incorporated by reference from Post-Effective Amendment 69 to the registration statement of Thrivent Series Fund, Inc., file no. 33-3677, filed on April 28, 2023.
17	Forms of Proxy Card, incorporated by reference from the registration statement on Form N-14 of Thrivent Series Fund, Inc., file no. 333-278299, filed on March 28, 2024.
Item 17.
Undertakings
1.
The undersigned registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act [17 CFR 230.145c], the reoffering prospectus will contain the information called for by the applicable registration form for the reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
2.
The undersigned registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the 1933 Act, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

SIGNATURES
As required by the Securities Act of 1933, this registration statement has been signed on behalf of the registrant, in the City of Minneapolis and State of Minnesota, on the 12th day of August 2024.
Thrivent Series Fund, Inc.
/s/ John D. Jackson
John D. Jackson Secretary and Chief Legal Officer
As required by the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 12th day of August 2024.
Signature	Title
/s/ Michael W. Kremenak
Michael W. Kremenak	Director and President (Principal Executive Officer)
/s/ Sarah L. Bergstrom
Sarah L. Bergstrom	Treasurer (Principal Financial and Accounting Officer)
*
Janice B. Case	Director
*
Robert J. Chersi	Director
*
Arleas Upton Kea	Director
*
Paul R. Laubscher	Director
*
Robert J. Manilla	Director
*
James A. Nussle	Director
*
David S. Royal	Director
*
James W. Runcie	Director
*
Constance L. Souders	Director

*
John D. Jackson, by signing his name hereto, does hereby sign this document on behalf of each of the above-named Directors of Thrivent Series Fund, Inc. pursuant to the powers of attorney duly executed by such persons.
Dated: August 12, 2024	/s/ John D. Jackson
John D. Jackson Attorney-in-Fact